Exhibit 99.1

L I N C O L N E L E C T R I C H O L D I N G S , I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A.

N E W S • R E L E A S E

KELLYE L. WALKER ELECTED TO LINCOLN ELECTRIC BOARD

CLEVELAND, Tuesday, October 20, 2020 — Lincoln Electric Holdings, Inc., (Nasdaq: LECO) today announced that Kellye L. Walker, 54, Executive Vice President and Chief Legal Officer of Eastman Chemical Company (NYSE: EMN), has been elected to Lincoln Electric’s Board of Directors, effective October 20, 2020. She has been appointed to serve on the Nominating and Corporate Governance and the Compensation and Executive Development Committees. Ms. Walker’s appointment expands Lincoln Electric’s Board to 12 directors, 11 of whom are non-employee directors.

“We are pleased to welcome Kellye Walker to the Board and look forward to her guidance and many contributions,” said Christopher L. Mapes, Chairman, President and Chief Executive Officer. “Kellye’s extensive leadership experience across various industries in legal, corporate governance and strategy development will lend tremendous value in helping us advance our Higher Standard 2025 Strategy.”

Ms. Walker has served as Executive Vice President and Chief Legal Officer of Eastman Chemical Company, a global specialty materials company, since April 2020. In this role, she has oversight of corporate governance, compliance and litigation management, as well as government affairs, product stewardship and regulatory affairs, global business conduct and the company’s global health, safety, environment and security organization. She previously served as Executive Vice President and Chief Legal Officer of Huntington Ingalls Industries, Inc., as well as Chief Administrative Officer, Senior Vice President and General Counsel of American Water Works, and Senior Vice President and General Counsel at Diageo North America and at BJ’s Wholesale Club. Ms. Walker also served as a corporate partner in private practice. Ms. Walker received her B.S. from Louisiana Tech University and her J.D. from Emory University School of Law.

Business

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and has a leading global position in brazing and soldering alloys. Headquartered in Cleveland, Ohio, Lincoln Electric has 59 manufacturing locations in 18 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at https://www.lincolnelectric.com.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com

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